                   NATIONAL INSURANCE GROUP AND SUBSIDIARIES
EXHIBIT 11
                     COMPUTATION OF WEIGHTED AVERAGE SHARES
                       OUTSTANDING AND EARNINGS PER SHARE
                 (in thousands of dollars except share amounts)
                                  (Unaudited)


There are no differences between primary and fully diluted earnings per share.


                                                    First Quarter
                                               ---------------------
                                                  1995        1994
                                               ---------   ---------
Actual common shares outstanding               4,678,729        -

Weighted average common shares                      -      5,154,451

Common shares issuable under outstanding
  stock option                                      -         50,045
                                               ---------   ---------
Total weighted average shares outstanding      4,678,729   5,204,496
                                               =========   =========
Net income (loss)                              $    (229)  $     313
                                               =========   =========
Net Income (loss) per share                    $    (.05)  $     .06
                                               =========   =========